Consent of KPMG Peat Marwick, L.L.P.


                              Accountants' Consent

The Board of Directors
TELS Corporation:

We consent to incoproration by reference in the registration statement of the 1993 Tel Electronics, Inc. Stock Option and Incentive Plan on Form S-8 of TELS Corporation of our report dated March 6, 1995 relating to the consolidated balance sheet of TELS Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1994, and related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of TELS Corporation.


                                                  /s/KPMG peat Marwick LLP

                                                  KPMG Peat Marwick LLP

Salt Lake City, Utah
December 2, 1996